Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of  the reference to our firm under the caption “Experts” and to  the incorporation by reference of our report dated March 8, 2016, except for Note 1 and Note 16a as to which the date is November 17, 2016 and Note 16b as to which the date is January 17, 2017, with respect to the consolidated financial statements of Jounce Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-215372) and related Prospectus of Jounce Therapeutics, Inc. for the registration of  its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2017